Exhibit No. 21

SUBSIDIARIES OF THE REGISTRANT
Domestic Subsidiaries	Foreign Subsidiaries
Westvaco Development Corporation	Rigesa, Ltda.
Summerville, South Carolina	Valinhos, Sao Paulo, Brazil

Westvaco Kentucky, L.P.	Westvaco Asia, K.K.
Wickliffe, Kentucky	Tokyo, Japan

The Forest Technology Group, Inc.	Westvaco Europe, S.A.
Summerville, South Carolina	Brussels, Belgium

Westvaco Virginia, Inc.	Westvaco Canada, Ltd.
Covington, Virginia	Toronto, Canada

Westvaco Texas, L.P. Delaware	Westvaco (Barbados) Foreign Sales Corporation
Bridgtown, Barbados
AGI Incorporated
Illinois	Westvaco Hong Kong, Ltd.
Hong Kong
Klearfold, Inc.
Pennsylvania	Westvaco Korea, Ltd.
Seoul, South Korea
Westvaco Brand Security
Westvaco de Mexico, S.A. de C.V.
Upland Resources, Inc.	Mexico City, Mexico
West Virginia
Westvaco Pacific Pty. Limited
MPC Packaging Corporation	Sydney, Australia
North Carolina
Westvaco Singapore Pte., Ltd.
Mebane Packaging Group, Inc.	Singapore
North Carolina
Westvaco Specialty Products, S.A.
Mebane Tennessee, Inc.	Brussels, Belgium
Tennessee
Westvaco South Africa (Pty) Ltd.
Mebane Packaging Group de Puerto Rico	Cape Town, South Africa
Delaware
Westvaco Svitavy, SPOL. S R.O.
IMPAC Group, Inc. (U.S.)	Svitavy, Czech Republic
Delaware
Westvaco Taiwan, Ltd.
COGEN South L.L.C.	Taipei, Taiwan

Westvaco Worldwide Distribution, S.A.
Neuchatel, Switzerland

Foreign Subsidiaries (continued)
Westvaco Graphics, S.A.
Switzerland

Shore Islands, S.L.
Spain

IMPAC Group, Inc. (Europe)
England and Wales

Sony Music Printing Group
The Netherlands

DuBOIS Holdings, Ltd.
Hannover, Germany